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                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS



                 Financial Statements and Supplemental Schedule
                           December 31, 2001 and 2000






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




                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS


                                     INDEX





  Independent Auditors' Report.................................................1

  Statements of Net Assets Available for Benefits as of
   December 31, 2001 and 2000..................................................2

  Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000............................................3

  Notes to Financial Statements................................................4

  Schedule H, Line 4i - Schedule of Assets (Held at End of Year)...............8

                          Independent Auditors' Report


The Administrative Committee
Canadian National Railway Company
Union Savings Plan for U.S. Operations:

We have audited the accompanying statements of net assets available for benefits of Canadian National Railway Company Union Savings Plan for U.S. Operations (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Canadian National Railway Company Union Savings Plan for U.S. Operations as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule is presented for purposes of additional analysis rather than to present the net assets available for benefits. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


(signed)

KPMG LLP


Chicago, Illinois
July 11, 2002

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                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 2001 AND 2000
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                                               2001                 2000
                                           -----------          -----------
      Investments at fair value            $65,320,488          $50,504,327
      Employee contributions receivable              -                2,711
      Net other assets (liabilities)           (27,195)                 346
                                           -----------          -----------
      Net assets available for benefits    $65,293,293          $50,507,384
                                           ===========          ===========


                    See accompanying Notes to Financial Statements.

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                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
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                                               2001                 2000
                                           -----------          -----------
Investment Income:
        Dividends                          $  1,945,56          $ 1,760,129
        Net depreciation                    (4,827,574)          (2,574,774)
                                           -----------          -----------
                                            (2,882,009)            (814,645)

Contributions:
        Participants                         8,075,823            3,268,249
        Employer                               480,534              379,842
                                           -----------          -----------
                                             8,556,357            3,648,091

Receipt of Plan assets                      12,458,488           37,285,108
                                           -----------          -----------
        Total Additions                     18,132,836           40,118,554

Deductions:
        Participants' distributions          3,315,536              421,417
        Administrative expenses                 31,391               28,159
                                           -----------          -----------
        Total deductions                     3,346,927              449,576

Net increase                                14,785,909           39,668,978

Net assets available for benefits
        Beginning of year                   50,507,384           10,838,406

                                           -----------          -----------
        End of year                        $65,293,293          $50,507,384
                                           ===========          ===========

                See accompanying Notes to Financial Statements.

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
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(1) THE COMPANY

      Canadian National Railway Company (CN or the Company), directly and through its subsidiaries, is engaged in the rail transportation business. CN spans Canada and mid-America, from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Prince Rupert, B.C., Montreal, Halifax, New Orleans and Mobile, Alabama, and the key cities of Toronto, Buffalo, Chicago, Detroit, Duluth, Minnesota/Superior, Wisconsin, Green Bay, Wisconsin, Minneapolis/St. Paul, Memphis, St. Louis and Jackson, Mississippi, with connections to all points in North America. CN's revenues are derived from the movement of a diversified and balanced portfolio of goods, including petroleum and chemicals, grain and fertilizers, coal, metals and minerals, forest products, intermodal and automotive.

(2) DESCRIPTION OF PLAN

      The following brief description of the Canadian National Railway Company Union Savings Plan for U.S. Operations (the "Plan") provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan's provisions.

      GENERAL

      The Plan, as amended and restated effective November 1, 2000, covers certain union employees of Illinois Central Railroad Company (ICR), Grand Trunk Western Railroad Incorporated (GTW), Chicago Central and Pacific Company (CCPR) and Duluth, Winnipeg and Pacific Railway Company. Prior to November 1, 2000, ICR maintained the Illinois Central Railroad Company Retirement Savings Plan (the "IC PLAN"), GTW maintained the Grand Trunk Group Employee Savings Plan (the "Grand Trunk Plan") and CCPR maintained the Chicago, Central and Pacific Company Bargaining Employees' 401(k) Plan (the "CC&P Plan"). The Plan is a result of the merger of the IC Plan, the Grand Trunk Plan and the CC&P plan. On November 1, 2000, $30,879,904 of the Grand Trunk Plan's net assets was transferred to the Plan and the remaining net assets of $8,557,465 was transferred to the Plan on January 2, 2001 due to a delay by one of the unions in ratifying the transfer of funds. Transfers of assets from a related CN employee plan for management employees are also included in receipt of plan assets. The accompanying financial statements for the year ended December 31, 2001 are for the Plan whereas the comparative year financial statements include the IC Plan for the period January 1, 2000 to October 31, 2000 and the Plan for the period November 1, 2000 to December 31, 2000. Eligible employees may participate on the first day of the calendar month coinciding with or next following the first day of employment. Part-time eligible employees may participate once they have completed certain employment requirements. This Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

      INVESTMENT OF CONTRIBUTIONS

      The Plan permits participants to invest their own contributions, the Company's matching contributions and the supplemental contributions in various investment options. Effective December 31, 2001, the funds were the AXP Cash Management Fund, the PIMCO Total Return Fund, the American Express Short-Term Horizon, the J.P. Morgan Diversified Fund, the Weitz Partners Value Fund, the Investment Company of America, the EuroPacific Growth Fund, the AXP New Dimensions Fund, the Janus Fund, the AXP S&P 500 Index Fund, the Franklin Small Cap Growth Fund I, the Stable Capital Pooled Fund, the Canadian National Railway Stock Pool, the Templeton Foreign Fund, the Scudder Cash Investment Trust, the Scudder Growth & Income Fund, the Scudder Income Fund and the Scudder S&P 500 Index Fund.

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
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      INVESTMENT OF CONTRIBUTIONS (cont'd)

      Participants may choose to invest in one or more funds from 1% to 20% of his (her) eligible pay on a pre-tax basis. The AXP Cash Management Fund invests in short-term money market securities. The PIMCO Total Return Fund invests in a portfolio of intermediate maturity bonds. The American Express Short-Term Horizon invests in a predetermined group of growth, growth/income, income and money-market investment funds. The J.P. Morgan Diversified Fund invests in a diversified portfolio of stocks and bonds. The Weitz Partners Value Fund invests primarily in common stocks and a variety of securities convertible into common stocks. The Investment Company of America invests primarily in common stocks. The EuroPacific Growth Fund invests primarily in stocks of issuers located in Europe and the Pacific Rim. The AXP New Dimensions Fund invests in a portfolio of companies with significant growth potential. The Janus Fund invests primarily in common stocks. The AXP S&P 500 index fund invests in common stocks included in the Standard and Poor's 500 Composite Stock Price Index. The Franklin Small Cap Growth Fund I invests in stocks of small capitalization growth companies. The Stable Capital Pooled Fund is a blend of insurance investment contracts transferred from the previous trustee and a collective investment fund managed by American Express Trust Company, the American Express Trust Stable Capital Fund II. The Canadian National Railway Stock Pool invests primarily in shares of the common stock of Canadian National Railway Company. The Scudder Cash Investment Trust invests in a diversified portfolio of Treasury Bills, certificates of deposits from U.S. banks, commercial paper and other short-term domestic money market securities. The Scudder Growth & Income Fund invests in income-producing common and preferred stocks of established companies. The Scudder Income Fund invests primarily in a broad range of long-term, high-grade, income-producing securities. The Scudder S&P 500 Index Fund invests in common stocks included in the Standard & Poor's 500 Composite Stock price Index. The Templeton Foreign Fund invests in common stocks outside the U.S.

      CONTRIBUTIONS

      Participants may elect to make contributions to the Plan through periodic payroll deductions in amounts ranging from 1% to 20% of each participant's base salary. The total pre-tax contributions by a participant are limited to the lesser of $10,500 in 2001 and 2000, (subject to adjustments to reflect changes in the cost of living pursuant to Section 402(g) of the Internal Revenue Code), or 15% of the participant's salary during any calendar year. Contributions to the Plan on behalf of the participants are made by the Company in lieu of an equal amount of salary.

      The Company contributes an amount equal to 25% of each participant's contributions up to the first 4% of salary (a maximum Company contribution of 1% of salary).

      PARTICIPANT ACCOUNTS

      Each participant's account is credited with the participant's contributions, all of the Company's contributions, and an allocation of earnings and expenses. Allocation of each is based on the participant's account balances at the time of allocation. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

      VESTING

      Participants are fully vested in the entire amount in their account at the time of contribution.

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


      PAYMENT OF BENEFITS

      Upon termination of service, a participant may elect to receive the value of his or her account in either a lump-sum payment, in annual installments over a period of up to 15 years, or in the form of an immediate or deferred annuity.

      EXPENSES

      Administrative expenses for maintenance of Plan financial records, participant statements, service fees on insurance contracts, trustee fees, and accounting fees are paid from Plan assets. All other administrative expenses of the Plan are paid by the Company.

      WITHDRAWALS

      Withdrawals are recorded in the period in which they are paid to participants.

      PLAN TERMINATION

      Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      INVESTMENT VALUATION AND INCOME RECOGNITION

      Investments are stated at fair value. Quoted market prices are used to value the stock. Mutual funds are valued at the redemption price established by the mutual fund administrator.

      Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      The Plan considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      USE OF ESTIMATES

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
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(4) INVESTMENTS

Investments that represent 5% or more of net assets available for benefits at December 31, 2001 and 2000 are as follows:

                                                 2001                2000
                                           -------------        ------------

      AXP Cash Management Fund             $   4,083,044        $  4,067,132
      AXP S&P 500 Index Fund                  10,614,636          14,068,740
      The Investment Company of America       16,225,091          18,577,261
      Weitz Partners Value Fund                4,216,557                   -
      Stable Capital Pooled Fund               5,140,877                   -
      PIMCO Total Return Fund                  7,050,952           5,769,718

      During the years ended December 31, 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $4,827,574 and $2,574,774 respectively, as follows:

                                                 2001                2000
                                           -------------        ------------
      Mutual Funds                         $  (5,186,187)       $   (24,178)
      Common Stock                               351,591            113,888
      Collective Investment Fund                   7,022         (2,664,484)
                                           -------------        -----------
                                           $  (4,827,574)       $(2,574,774)
                                           -------------        -----------

(5) FEDERAL INCOME TAXES

      The Plan has received a favorable determination letter from the Internal Revenue Service (IRS), dated May 22, 1995, indicating that it is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from tax under Section 501(a) of the Code. The Plan administrator is not aware of any activity or transactions that may adversely affect the qualified status of the Plan.


(6) COMPARATIVE FIGURES

      Certain figures, previously reported in 2000, have been reclassified to conform with the basis of presentation adopted in the current year.

                       CANADIAN NATIONAL RAILWAY COMPANY
                     UNION SAVINGS PLAN FOR U.S. OPERATIONS

                       Schedule H, Line 4i - Schedule of
                             Assets (Held at End of
                            Year) DECEMBER 31, 2001
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                                                                     MARKET
    ASSET DESCRIPTION                            COST                 VALUE
    ------------------------------------------------------------- --------------


    AXP Cash Management Plan               $    4,083,044       $   4,083,044
    PIMCO Total Return Fund                     6,938,415           7,050,952
    American Express Short-Term Horizon           325,088             332,200
    J.P. Morgan Diversified Fund                1,721,608           1,760,322
    Weitz Partners Value Fund                   4,343,695           4,216,557
    The Investment Company of America          18,286,009          16,225,091
    EuroPacific Growth Fund                     2,196,020           1,843,326
    AXP New Dimension Fund                      2,342,513           2,107,911
    Janus Fund                                  2,156,806           1,753,243
    AXP S&P 500 Index Fund                     12,834,123          10,614,636
    Franklin Small Cap Growth Fund I              694,464             662,242
    Stable Capital Pooled Fund                  4,938,083           5,140,877
    Canadian National Railway Stock Pool          741,366             860,882
    Templeton Foreign Fund                        254,222             234,423
    Scudder Cash Investment Trust               1,204,867           1,204,867
    Scudder Growth & Income Fund                3,553,611           3,156,358
    Scudder Income Fund                           923,208             916,953
    Scudder S&P 500 Index Fund                  1,045,481             952,392
    Promissory Note                             2,174,895           2,174,895
    Liquidity Fund                                  2,122               2,122

                                           --------------       --------------
                                           $   70,759,640       $  65,293,293
                                           ==============       +=============

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT.